Exhibit 99.1

THE LGL GROUP, INC. REPORTS Fourth QUARTER 2024 RESULTS

ORLANDO, Florida (April 1, 2025) The LGL Group, Inc. (NYSE American: LGL) ("LGL," "LGL Group," or the "Company") announced today its financial results for the fourth quarter and full fiscal year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•	Total revenues increased $162,000 to $1,157,000 for the three months ended December 31, 2024 from $995,000 for the three months ended December 31, 2023
•

Income from continuing operations before income taxes and after non-controlling interests decreased $84,000 to $219,000 for the three months ended December 31, 2024 from $303,000 for the three months ended December 31, 2023

•	Net income per diluted share increased $0.02 to $0.04 for the three months ended December 31, 2024 from $0.02 for the three months ended December 31, 2023

Fiscal Year 2024 Highlights

•	Total revenues increased $614,000 to $4,292,000 for the fiscal year ended December 31, 2024 from $3,678,000 for the fiscal year ended December 31, 2023
•

Income from continuing operations before income taxes and after non-controlling interests increased $11,000 to $609,000 for the fiscal year ended December 31, 2024 from $598,000 for the fiscal year ended December 31, 2023

•	Net income per diluted share increased $0.03 to $0.08 for the fiscal year ended December 31, 2024 from $0.05 for the fiscal year ended December 31, 2023
•	Cash and cash equivalents and marketable securities were $41,602,000 as of December 31, 2024

"The growth in our Electronic Instruments business reflects our commitment to driving innovation and delivering high-performance instruments to our customers," said Marc Gabelli, Chairman and Co-Chief Executive Officer. "The yields on our U.S. Treasuries portfolio have remained strong despite the Federal Reserve rate cuts in 2024. Nevertheless, we continue to examine cost efficiencies including state of corporate domicile."

"We are also pleased to announce we were selected as a partner in the Defense Advanced Research Projects Agency ("DARPA") Venture Horizons program and shall seek such merchant investment opportunities to build value for shareholders," continued Mr. Gabelli.

Consolidated Results

Fourth Quarter 2024 net income available to LGL Group common stockholders was $202,000, or $0.04 per diluted share, compared with $134,000, or $0.02 per diluted share, in the fourth quarter of 2023. The increase was primarily due to higher Net sales driven by higher product shipments.

The increase was partially offset by

•	higher Manufacturing cost of sales due to shipments of higher margin products; and
•	higher Engineering, selling and administrative driven by changes in headcount and higher wages and benefits.

Gross Margin

Gross margin increased to 60.0% for the three months ended December 31, 2024 compared to 54.9% for the three months ended December 31, 2023. The increase was primarily due to sales of higher margin products.

Fiscal Year 2024 net income available to LGL Group common stockholders was $432,000, or $0.08 per diluted share, compared with $269,000, or $0.05 per diluted share, in 2023. The increase was primarily due to:

•	higher Net sales driven by higher product shipments; and
•	higher Net investment income driven by higher balances invested in United States Treasury money market funds.

The increase was partially offset by:

•	lower Net gains (losses) driven by lower mark-to-market movements and sales of Marketable securities;
•	higher Manufacturing cost of sales consistent with the overall growth in Net sales and sales of higher-cost products during Q3 2024; and
•	higher Engineering, selling and administrative driven by changes in headcount and higher wages and benefits.

Gross Margin

Gross margin decreased to 53.0% for the fiscal year ended December 31, 2024 compared to 53.9% for the fiscal year ended December 31, 2023 due to sales of lower margin products in Q3 2024.

Backlog

As of December 31, 2024, our order backlog was $336,000, an increase of $193,000 from $143,000 as of December 31, 2023 and a decrease of $169,000 from $505,000 as of September 30, 2024. The backlog of unfilled orders includes amounts based on signed contracts, which we have determined are firm orders likely to be fulfilled primarily in the next 12 months but most of the backlog will ship in the next 90 days.

Liquidity

Our working capital metrics were as follows:

	As of December 31,
(in thousands)	2024	2023
Current assets	$42,642	$41,566
Less: Current liabilities	904	474
Working capital	$41,738	$41,092

As of December 31, 2024, LGL Group had investments (classified within Cash and cash equivalents and Marketable securities) with a fair value of $41.2 million, of which $24.6 million was held within the Merchant Investment business.

Warrants to Purchase Common Stock

On March 4, 2025, the warrants to purchase shares of LGL Group common stock granted on November 16, 2020 became exercisable, when the average VWAP of LGL Group common stock exceeded $6.65 for 30 consecutive trading days. The warrants are exercisable through November 16, 2025, their expiration date.

Pursuant to the warrant agreement:

•	Five (5) warrants to purchase one (1) share of common stock
•	Common stock can be purchased at a strike price of $4.75 per share
•	No fractional shares will be issued

We expect to release updated exercise instructions in the coming weeks. All exercise notices and payment must be received by Computershare Trust Company, N.A. no later than 5:00 p.m. on November 16, 2025. Holders in street name should contact their broker, bank, or other intermediary for information on how to exercise warrants.

Acquisition of Morgan Group Holding Co. Update

LGL Group's acquisition of Morgan Group Holding Co. ("MGHL") is still in process and expected to close in Q2 2025.

New Merchant Investment Unit

P3 Logistic Solutions, Inc. ("P3"), a wholly owned subsidiary of LGL Group and led Mr. Gabelli, was selected as a partner in the DARPA Venture Horizons program, joining a network focused on advancing and scaling breakthrough defense-related technologies. This prestigious program establishes a national network of commercial partners to support the identification, acceleration, and transition of select technologies developed through DARPA programs. Through its participation, P3 will collaborate with DARPA to advance innovative capabilities with the potential to address critical national security challenges while fostering broader commercial impact.

About The LGL Group, Inc.

The LGL Group, Inc. ("LGL," "LGL Group," or the "Company") is a holding company engaged in services, merchant investment and manufacturing business activities. Precise Time and Frequency, LLC ("PTF") is a globally positioned producer of industrial Electronic Instruments and commercial products and services. Founded in 2002, PTF operates from our design and manufacturing facility in Wakefield, Massachusetts. Lynch Capital International LLC is focused on the development of value through investments.

LGL Group was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. We maintain our executive offices at 2525 Shader Road, Orlando, Florida 32804. Our telephone number is (407) 298-2000. Our Internet address is www.lglgroup.com. LGL common stock and warrants are traded on the NYSE American under the symbols "LGL" and "LGL WS," respectively.

LGL Group's business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. The Company's engineering and design origins date back to the early 1900s. In 1917, Lynch Glass Machinery Company ("Lynch Glass"), the predecessor of LGL Group, was formed and emerged in the late 1920s as a successful manufacturer of glass-forming machinery. Lynch Glass was then renamed Lynch Corporation ("Lynch") and was incorporated in 1928 under the laws of the State of Indiana. In 1946, Lynch was listed on the "New York Curb Exchange," the predecessor to the NYSE American. The Company has a had a long history of owning and operating various business in the precision engineering, manufacturing, and services sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the Company's financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to LGL Group, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by LGL Group with the Securities and Exchange Commission ("SEC"), including those risks set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 31, 2025. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. LGL Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###

Contact:

The LGL Group, Inc.

Christopher Nossokoff

(407) 298-2000

info@lglgroup.com

The LGL Group, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
(in thousands, except share data)	2024	2023	2024	2023
Revenues:
Net sales	$653	$446	$2,226	$1,728
Net investment income	503	549	2,071	1,566
Net gains (losses)	1	—	(5)	384
Total revenues	1,157	995	4,292	3,678
Expenses:
Manufacturing cost of sales	261	201	1,047	796
Engineering, selling and administrative	651	465	2,546	2,236
Total expenses	912	666	3,593	3,032
Income from continuing operations before income tax expense	245	329	699	646
Income tax expense	17	169	177	301
Net income from continuing operations	228	160	522	345
Income (loss) from discontinued operations, net of tax	—	—	—	(28)
Net income	228	160	522	317
Less: Net income attributable to non-controlling interests	26	26	90	48
Net income attributable to LGL Group common stockholders	$202	$134	$432	$269

Income (loss) per common share attributable to LGL Group common stockholders:
Basic (a):
Income from continuing operations	$0.04	$0.03	$0.08	$0.06
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income attributable to LGL Group common stockholders	$0.04	$0.03	$0.08	$0.05

Diluted (a):
Income from continuing operations	$0.04	$0.02	$0.08	$0.06
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income attributable to LGL Group common stockholders	$0.04	$0.02	$0.08	$0.05

Weighted average shares outstanding:
Basic	5,352,937	5,352,937	5,352,937	5,352,937
Diluted	5,577,062	5,381,685	5,553,823	5,352,937
(a)	Basic and diluted earnings per share are calculated using actual, unrounded amounts. Therefore, the components of earnings per share may not sum to its corresponding total.

The LGL Group, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
(in thousands)	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$41,585	$40,711
Marketable securities	17	22
Accounts receivable, net	493	356
Inventories, net	267	204
Prepaid expenses and other current assets	280	273
Total current assets	42,642	41,566
Property, plant, and equipment, net	—	—
Right-of-use lease asset	308	75
Intangible assets, net	36	57
Deferred income taxes, net	159	152
Total assets	$43,145	$41,850

Liabilities:
Total current liabilities	904	474
Non-current liabilities	1,001	694
Total liabilities	1,905	1,168

Total LGL Group stockholders' equity	39,230	38,762
Non-controlling interests	2,010	1,920
Total stockholders' equity	41,240	40,682
Total liabilities and stockholders' equity	$43,145	$41,850

The LGL Group, Inc.

Segment Results

(Unaudited)

	Three Months Ended December 31,
(in thousands)	2024	2023	$ Change	% Change
Revenues:
Electronic Instruments	$653	$446	$207	46.4%
Merchant Investment	306	327	(21)	-6.4%
Corporate	198	222	(24)	-10.8%
Total revenues	1,157	995	162	16.3%

Expenses:
Electronic Instruments	530	458	72	15.7%
Merchant Investment	164	64	100	156.3%
Corporate	218	144	74	51.4%
Total expenses	912	666	246	36.9%

Income (loss) from continuing operations
Electronic Instruments	123	(12)	135	1,125.0%
Merchant Investment	142	263	(121)	-46.0%
Corporate	(20)	78	(98)	-125.6%
Income from continuing operations before income taxes	245	329	(84)	-25.5%
Income tax expense	17	169	(152)	-89.9%
Net income from continuing operations	228	160	68	42.5%
Income from discontinued operations, net of tax	—	—	—	n/m
Net income	228	160	68	42.5%
Less: Net income attributable to non-controlling interests	26	26	—	0.0%
Net income attributable to LGL Group common stockholders	$202	$134	$68	50.7%

The LGL Group, Inc.

Segment Results

(Unaudited)

	Fiscal Year Ended December 31,
(in thousands)	2024	2023	$ Change	% Change
Revenues:
Electronic Instruments	$2,226	$1,728	$498	28.8%
Merchant Investment	1,228	869	359	41.3%
Corporate	838	1,081	(243)	-22.5%
Total revenues	4,292	3,678	614	16.7%

Expenses:
Electronic Instruments	1,983	1,576	407	25.8%
Merchant Investment	381	216	165	76.4%
Corporate	1,229	1,240	(11)	-0.9%
Total expenses	3,593	3,032	561	18.5%

Income (loss) from continuing operations
Electronic Instruments	243	152	91	59.9%
Merchant Investment	847	653	194	29.7%
Corporate	(391)	(159)	(232)	-145.9%
Income from continuing operations before income taxes	699	646	53	8.2%
Income tax expense	177	301	(124)	-41.2%
Net income from continuing operations	522	345	177	51.3%
(Loss) income from discontinued operations, net of tax	—	(28)	28	100.0%
Net income	522	317	205	64.7%
Less: Net income attributable to non-controlling interests	90	48	42	87.5%
Net income attributable to LGL Group common stockholders	$432	$269	$163	60.6%